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                                                                  EXHIBIT 10.26

                             DISTRIBUTION AGREEMENT

         THIS AGREEMENT ("Agreement") is entered into this the 1st day of September 1996, by and between NSA INTERNATIONAL, INC, a Tennessee corporation ("NSAI") having an office at 4260 East Raines Road, Memphis, Tennessee, USA 38118, and HOLZMANN HOLDING AG, a Swiss corporation ("Distributor") having an office in the canton of Zug.

                              W I T N E S S E T H

         WHEREAS, NSAI owns the right to the international distribution of various types of water filters and other water treatment systems, air filters, an in-home carbonation appliance, certain nutritional products, and other related products;

         WHEREAS, Distributor desires to obtain the exclusive right to sell and distribute within a specified geographic area such products marketed by NSAI upon the terms and conditions herein set forth; and

         WHEREAS, Distributor desires, in connection with marketing of such products, to obtain from NSAI access to NSAI's computer system and computer consultants familiar with NSAI's computer hardware and software used in connection with the distribution and sale of such products;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed as follows:

         1.  Definitions

          1.1. The term "Confidential Information" means any and all information, including Technical Information, that is not generally known to the public or by NSAI's competitors which is valuable to NSAI or gives it an advantage over its competitors, including, by way of example only, information relating to: (a) NSAI's operational procedures, methods, processes and techniques, (b) any ideas, inventions, discoveries, improvements, services, products, formulas, apparatus, equipment, cost data, research or development relating to the Products (as hereinafter defined) or otherwise relating to NSAI's business, including information relating to NSAI's computer software system; or (c) the prices, users, suppliers or customers of NSAI's products or services.

         1.2. The term "Distribute" means to promote and sell Products only within the Territory. The terms "distributor" and "distribution" shall be interpreted to comply fully with this definition.

         1.3. The term "Exclusive" when used in reference to an appointment in respect of the distribution of Products, means that during the term of this Agreement, NSAI may not appoint a third party to Distribute, and itself retains no right to Distribute within the Territory.

         1.4. The term "Products" as used herein, shall include each of the following: (a) those products specifically listed on EXHIBIT A hereto, and as amended from time to time, and any and all improvements to such products which may occur or be developed during the term of this Agreement, whether developed by NSAI or Distributor; (b) any and all products which embody or employ any of NSAI's Technical Information; (c) the materials and component parts of the products identified in subparagraphs (a) and (b); (d) the by-products of any such products, materials, or component parts, whether or not such by-products are used or are usable in any other products; (e) all products which are manufactured, assembled or sold or otherwise disposed of by Distributor as a direct or indirect result of NSAI's providing Distributor with Confidential Information or Technical Information. Additional or new products developed by or for NSAI may be added to EXHIBIT A by agreement among the parties.
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         1.5.  The term "Technical Information" means any information, whether confidential or otherwise, which is applicable to or useful in the demonstration, testing, inspection, use, operation, maintenance or repair of Products, including, by way of example only, engineering drawings, electrical, electronic or other schematics, specifications, equipment and parts lists, test procedures, and operating, maintenance and repair procedures and instructions.

         1.6. The term "Territory" means those countries set forth on EXHIBIT B hereof.

         1.7. The term "Total Gross Sales" means Distributor's receipts from the sale of all Products and New Products, net of returns and allowances in the ordinary course of business and less sales or value added tax incurred in connection with such sales. Total Gross Sales shall be determined on a month to month basis.

         2.  Exclusive Distributorship.

         2.1. Appointment. Subject to the terms of this Agreement, NSAI hereby appoints Distributor as its Exclusive distributor with the right to appoint subdistributors of the Products within the Territory; provided, however, that this Agreement may be terminated or the exclusiveness of this appointment may be withdrawn by NSAI upon notice to Distributor in the event Distributor or its subdistributors fails to comply with the terms and provisions of this Agreement. Distributor hereby accepts the appointment as NSAI's Exclusive distributor of the Products within the Territory and agrees to use its best efforts to sell the Products in accordance herewith only within the Territory. Distributor agrees that it will not appoint or contract with subdistributors located outside the Territory. In the event a subdistributor of Distributor desires to enter a subdistributor into Distributor's method of distribution and such new subdistributor does not reside in the Territory, Distributor shall refer such new subdistributor to the NSAI master distributor whose territory includes the geographic area in which the new subdistributor resides. In the event the new subdistributor resides in a geographic area which is not a part of any master distributor's territory, Distributor shall not be entitled to enter such person on Distributor's method of Distribution.

         2.2. Distributor's Compensation. Distributor's sole compensation hereunder shall consist of the difference between Distributor's purchase price paid to NSAI for the Products and the selling price received by Distributor from its purchasers.

         2.3. Method of Distribution. Prior to the date of this Agreement, Distributor has furnished to NSAI a Plan of Distribution, which details the method by which Distributor intends to market and sell the Products. The Plan of Distribution is attached hereto as EXHIBIT C. At least thirty (30) days prior to making any modifications to the Plan of Distribution, Distributor shall notify NSAI of the proposed modification to the Plan of Distribution (a "Proposed Modification"). Before any Proposed Modification shall become effective, NSAI shall have given its written consent to such Proposed Modification, which consent shall not be unreasonably withheld. Any modification to the Plan of Distribution without the consent of NSAI or the failure of Distributor to follow the Plan of Distribution as set forth on EXHIBIT C (as modified in accordance with this SECTION 2.3) shall be a breach of this Agreement.

         2.4. Distribution of Other Products. In the event Distributor desires to sell products other than the Products ("New Products") which are not sold to Distributor by NSAI, Distributor shall notify NSAI of its desire to sell such products ("New Product Notice"). The New Product Notice will contain design and product specifications and all price, manufacturing, delivery, and other material terms regarding the New Products. NSAI shall have a period of thirty (30) days from the date NSAI receives the New Product Notice to determine, in its reasonable discretion, whether Distributor may sell the New Products. In the event NSAI determines that Distributor may sell the New Products, NSAI may require Distributor, subject to applicable law, to affix the NSA logo to the New Products prior to the sale of such New Products or condition Distributor's ability to sell such New Products upon such New Products being sold bearing NSAI's trademarks.





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         2.5.  Direct Selling Association Requirement.  If the Plan of
Distribution described in EXHIBIT C utilizes person-to-person resale of the Products in any manner other than from a fixed retail location then the Plan of Distribution must comply fully with all provisions of the Code of Ethics of the United States Direct Selling Association ("USDSA") as are applicable to USDSA Member Companies. A copy of the USDSA Code of Ethics is attached hereto as EXHIBIT D. Such provisions include, but are not limited to, requirements for repurchase of inventory from selling agents or dealers. This requirement for compliance with the USDSA Code of Ethics applies in each country of the Territory in which Distributor does not maintain a separate membership in good standing of a local Direct Selling Association which is a member of the World Federation of Direct Selling Associations. In countries where membership in such Direct Selling Association is maintained, Distributor's Plan of Distribution shall comply with all applicable provisions of such local Direct Selling Association Code and need not comply with the USDSA requirements referenced above.

         3.  Purchase and Sale of Products.  Subject to the provisions of
SECTION 3.4, NSAI shall sell, and Distributor shall buy, the Products, on a purchase order by purchase order basis, in such quantities and on such dates as Distributor shall determine; provided, however, that (a) NSAI shall have a reasonable period of time (not to exceed seven days) to fill purchase orders and (b) each purchase order shall be for a pallet load or as agreed upon by the parties. NSAI and Distributor expressly reject application of the United Nations Convention for the International Sale of Goods. All sales shall be subject to the following:

         3.1. Purchase Price. The purchase price of the Products shall be set forth on EXHIBIT A. The prices set forth on EXHIBIT A shall remain constant during the initial two (2) years of this Agreement; thereafter, they shall be subject to change annually; provided, however, that any increase of the purchase price of Products shall be limited to the increase in NSAI's actual cost for Products.

         3.2. Payment. Sales from NSAI to Distributor shall be against irrevocable letters of credit in form, terms and substance satisfactory to NSAI and its counsel. For product purchases payment shall be due 30 days from the day of invoice. In the event the credit is not paid in full when due, NSAI shall charge interest on all amounts due at 7% per annum. In lieu of establishing irrevocable letters of credit, Distributor may prepay for any shipment of Products by delivery of immediately available United States funds via wire transfer or similar means.

         3.3. Minimum Distributorship Fee/Purchase Requirements. As a condition to the grant of the rights to Distributor, Distributor agrees to either (i) purchase a minimum of $4,000,000 (U.S.) of the Products during each year of the initial term of this Agreement (each year being measured from the Anniversary date of this Agreement), or (ii) pay to NSAI, pursuant to the provisions of SECTION 6.2, Minimum Distributorship Fees of not less than $500,000 (U.S.) during each year of the initial term of this Agreement.

         Exercise by NSAI of its rights of termination in the event Distributor fails to meet the above minimums will not involve payment of any consequential damages by Distributor to NSAI as a result of Distributor's failure to meet the above minimum. In considering the exercise of this termination right, NSAI agrees to take reasonable extenuating circumstances into account.

         3.4. Delivery/Passage of Title. All Products purchased by Distributor shall be delivered F.C.A. Incoterms 1990 to Distributor at NSAI's Venlo warehouse until March 31, 1997. Through March 31, 1997, NSAI shall continue to ship product from the Venlo warehouse to Distributor's dealers and distributors located in the Territory at no additional cost to Distributor, but, however, Distributor will reimburse NSAI on a weekly basis for all costs of goods sold and associated freight charges. After March 31, 1997, all products purchased by Distributor shall be delivered F.C.A. Incoterms 1990 at NSAI's central warehouse in Europe.

         3.5. Return of Products. Upon delivery to Distributor's warehouse, Distributor shall have a reasonable time to inspect the Products delivered. NSAI shall not be liable for any claims unless they are





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made promptly after receipt of the Products, and due opportunity has been given for inspection by NSAI's representatives at Distributor's warehouse if so requested by NSAI. In the event that Distributor believes Products received from NSAI are defective, Distributor shall return such Products to NSAI at its own cost. Through March 31, 1997, delivery to NSAI shall be made to NSAI's Venlo warehouse. After March 31, 1997, delivery shall be to NSAI as it's central warehouse in Europe. Upon receipt of the returned Products, NSAI shall examine such Products, and determine, in its reasonable discretion, whether such Products are defective. In the event NSAI determines such returned Products are defective, it shall replace the quantity of the Products returned to it and reimburse Distributor for all shipping expenses incurred by Distributor in both returning the defective Products and shipping the replacement Products. In the event NSAI determines that the returned Products are not defective, such Products shall be shipped to Distributor in accordance with SECTION 3.4.

         4. Disclaimer of Warranties. Distributor acknowledges that the only warranty given by NSAI is a warranty to repair or replace any Products determined by NSAI to be defective, following proper notice and inspection under SECTION 3.5 or determined by the parties to have failed to meet the agreed upon product warranties, specifications and/or standards. In addition, NSAI shall be responsible to reimburse Distributor for any out of pocket consequential damages proximately caused by a defective Product. This section applies also to products sold prior to the date of this Agreement. Any warranty period shall begin to run at the time of resale to a consumer. EXCEPT AS SET FORTH IN THIS PARAGRAPH, NSAI HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, RELATED TO THE PRODUCTS, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY.

         5.  Exploitation of Rights by Distributor.

         5.1. Best Efforts. Distributor shall at all times diligently use its best efforts (a) to fully exploit the rights and licenses granted to it by NSAI; (b) to achieve and maintain the maximum sales volume and distribution of the Products; (c) otherwise to develop and satisfy fully the market for the Products in each country within the Territory, without regard to whether Distributor has met the minimum sales requirement; and (d) to refrain from any activity which may adversely affect these objectives.

         5.2. Facilities and Staff. Distributor shall establish and maintain facilities and hire, train, and maintain a staff sufficient to enable Distributor to perform its obligations under this Agreement. Such facilities and staff shall be consistent with promoting the reputation of, and confidence in, the Products. Distributor shall consult with and give due regard to the advice of NSAI concerning distribution strategy and policy, and NSAI shall supply Distributor with such Technical Information or other Confidential Information, as in NSAI's sole discretion, is reasonably necessary to enable Distributor to perform its obligations under this Agreement.

         5.3. Product Brochures and Advertising. Through March 31, 1997, Distributor shall purchase all advertising materials, sales literature, catalogues, and other printed promotional material pertaining to the Products ("Promotional Materials") from NSAI at prices to be agreed upon on the date of purchase. Through March 31, 1997, Distributor shall not be entitled to use any Promotional Materials other than those purchased from NSAI. After March 31, 1997, Distributor shall prepare and distribute, at its own expense, such advertising material, sales literature, catalogues, and other printed promotional material, and conduct such promotional activity as may be necessary to perform its obligations under this Agreement. NSAI shall supply samples, existing product brochures and other NSAI literature to Distributor, in an amount deemed reasonable in the sole discretion of NSAI. NSAI shall provide all such materials in English and Distributor shall be responsible for any and all costs associated with accurate translation, where required. Prior to their distribution or use, Distributor will supply NSAI with copies, translated into English, of all brochures, packaging, advertising or other literature prepared by or for Distributor relating to the Products or





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Distributor's business involving the Products.  At the request of NSAI,
Distributor will make changes in its advertising and promotional materials in the event that NSAI determines, in its reasonable judgment, that such materials do not accurately portray the features or performance characteristics of the Products or otherwise are in violation of the terms of this Agreement. In the event Distributor distributes or sells New Products which bear any NSAI trademark or to which the NSA logo has been affixed, pursuant to SECTION 2.4 hereof, Distributor shall prepare and distribute, at its own expense, such advertising material, sales literature, catalogues and other printed material pertaining to such New Products (the "New Product Promotional Materials") as Distributor shall deem necessary; provided, however, that prior to distribution of the New Product Promotional Materials, Distributor will supply NSAI with copies, translated into English, of the New Product Promotional Materials proposed to be used and distributed by Distributor. NSAI shall have the right to object to and reject the use or distribution of such New Product Promotional Materials by Distributor, and, at the request of NSAI, Distributor shall not use or distribute the rejected New Product Promotional Materials. Notwithstanding the preceding sentence, the failure of NSAI to object to and reject the use or distribution of any New Product Promotional Materials by Distributor shall not be deemed to be an approval by NSAI of the New Product Promotional Materials.

         5.4. Non-Competition. Distributor specifically agrees (a) to refrain from directly or indirectly manufacturing, assembling, or selling products or services, under its own brand name or otherwise, inside or outside the Territory, which are deemed to be competitive with Products or NSAI's other products and business, and (b) to abide by the decision of NSAI on this issue of being competitive with Products by either withdrawing the allegedly competitive products from Distributor's lines or labeling such products to conform with NSAI's instructions, whichever NSAI may request. The fact that NSAI may permit Distributor to market certain competitive products temporarily under Distributor's own brand shall not be construed as a waiver of NSAI's right to enforce at any time the provisions of this SECTION 5.4.

         5.5. Product Procedures. Distributor agrees to comply fully and exactly with all Product procedures, including, but not limited to, handling, storage, training, and installation procedures specified to Distributor by NSAI at the time of purchase. It shall be a material breach of this Agreement if Distributor fails to follow any such procedure.

         6. Fees. Pursuant to the terms of this Agreement, Distributor agrees to pay to NSAI the fees detailed below and provide NSAI with access to all books and records of Distributor reasonably requested by NSAI which would allow NSAI to determine the amount of fees owed to NSAI:

         6.1. Computer Usage and Management Fees. In exchange for the Computer Consulting Services and limited access to NSAI's mainframe computer system as described in SECTION 7, Distributor agrees to pay NSAI as a Computer Usage and Management Fee an amount equal to two percent (2%) of the Total Gross Sales. The Computer Usage and Management Fee shall be paid quarterly in arrears on the twentieth (20th) business day following the close of each quarter, directly to a banking institution selected by NSAI by wire transfer, based upon the Total Gross Sales for the immediately preceding quarter.
Failure to pay the Computer Usage and Management Fee as herein called for will at the option of NSAI, result in termination of this Agreement. Computer Usage and Management Fees not paid when due shall bear interest at the rate of 7% per annum, from the due date until paid. If Distributor is delinquent in the payment of all or a portion of the Computer Usage and Management Fee owed to NSAI, NSAI may take such steps as it deems appropriate to collect the delinquent fees including collection against letters of credit, delay of shipments, or treatment as a breach of this Agreement.

         6.2. Distributorship Fees. In exchange for the ability to utilize NSAI's name and logo, and to sell the Products, Distributor agrees to pay NSAI as a Distributorship Fee an amount equal to three percent (3%) of the Total Gross Sales. The Distributorship Fee shall be paid quarterly in arrears on the twentieth (20th) business day following the close of each quarter, directly to a banking institution selected by NSAI by wire





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transfer, based upon the Total Gross Sales for the immediately preceding quarter. Failure to pay the Distributorship Fee as herein called for will, at the option of NSAI, result in termination of this Agreement. Distributorship Fees not paid when due shall bear interest from the due date until paid at the rate of 7% per annum. If Distributor is delinquent in the payment of all or a portion of the Distributorship Fees owed to NSAI, NSAI may take such steps as it deems appropriate to collect the delinquent fees including collection against letters of credit, delay of shipments, or treatment as a breach of this Agreement.

         6.3. Books and Records. Distributor agrees to maintain complete books and records and to make the same available to NSAI for inspection. Distributor agrees to submit to NSAI periodic reports and financial statements at the times, in the form and containing such information as may be prescribed from time to time by NSAI. If required by NSAI in its sole discretion, such financial statements shall be based upon an audit performed by a licensed certified public accountant and prepared and certified in accordance with U.S. or applicable local generally accepted accounting practices and procedures. NSAI reserves the right to enter Distributor's premises and inspect such books and records and to have such books and records audited. Distributor shall pay any amounts determined by such audit to be due to NSAI, plus interest thereon at the rate of 7% per annum accruing from the date such amounts should have been paid to NSAI.

         6.4. Intercompany Reconciliation. Distributor acknowledges and agrees that its role as a master distributor for NSAI's products may result in Distributor having to pay commissions to certain other master distributors as a result of the Distributor's Plan of Distribution and the plans of distribution of other master distributors. Accordingly, within three (3) business days after the last business day of each month, NSAI shall cause its computer system to run a reconciliation report which details payments required to be paid by Distributor to other master distributors, NSAI, and National Safety Associates, Inc., a Tennessee corporation. The amounts owed by Distributor as shown on the reconciliation report shall be paid within two (2) days of Distributor's receipt of the reconciliation report. Any amount determined to be owed by Distributor pursuant to this SECTION 6.4, which remain unpaid after the aforementioned two (2) day period shall bear interest at the maximum rate allowed by law. Additionally, nonpayment of amounts owed to any other master distributor, NSAI or National Safety Associates, Inc. pursuant to this SECTION 6.4, shall be a material breach of this Agreement.

         7.  Computer Consulting Services and Computer Usage

         7.1. Computer Consulting Services. NSAI agrees to make its computer personnel available to Distributor for consultation regarding the selection and purchase of computer hardware and software to be used by Distributor in connection with fulfilling its obligations hereunder, subject only to NSAI's requirements for such personnel for the needs of its own business. Such consultation shall occur in writing, by phone, or in person at NSAI's facilities. If it is necessary for such services to be provided by outside consultants who are not NSAI employees, then Distributor shall be responsible for payment of all fees and expenses of such outside consultant, provided, however, that NSAI shall not engage any such outside consultant without the prior approval of Distributor. If such services are provided at Distributor's site, subject to Distributor's request and upon NSAI's express approval in the case of its own employees, then all travel expenses (including meals and lodging) of such consulting personnel shall be shared equally by Distributor and NSAI.

         7.2. Computer Usage. NSAI will make available to Distributor limited access to NSAI's mainframe computer and programs therein contained which will allow Distributor to operate its business pursuant to the Plan of Distribution attached hereto as EXHIBIT C. The computer services to be provided to distributor by NSAI are set forth on EXHIBIT E. NSAI may limit Distributor's access to the mainframe computer in any manner deemed necessary by NSAI to protect any Confidential Information, Technical Information, or other information contained on the mainframe computer system. Any attempt by Distributor to gain access to the mainframe in excess of the access specifically granted by NSAI will be a breach of this Agreement. Upon termination of this Agreement, Distributor shall not be entitled to any information stored on or programs





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located on NSAI's mainframe computer.  Distributor expressly acknowledges that all programming and information on NSAI's mainframe are the sole and exclusive property of NSAI.

         8. Confidentiality and Non-Disclosures. Distributor acknowledges that, in the course of fulfilling its obligations hereunder, it has or will receive or obtain Confidential Information and Technical Information of NSAI, and that such information is proprietary and valuable to NSAI. Therefore, Distributor will make such information available only to those of its employees who need to know in order to fulfill Distributor's obligations hereunder, and shall not communicate or divulge to, nor use for the benefit of, any other person, firm or corporation any of the Technical Information or Confidential Information communicated to Distributor pursuant to this Agreement or otherwise. Distributor shall obligate its officers, directors, management personnel, and employees to maintain the secrecy of such Technical Information and Confidential Information. Distributor shall not, without the prior written consent of NSAI, authorize or direct the release of any information to any third party relating to the nature, terms, and conditions of this Agreement. Distributor shall use its best efforts to safeguard the Technical Information and Confidential Information from unauthorized disclosure. Distributor shall be responsible for any breach of the requirements of this paragraph by anyone to whom Distributor discloses the Technical Information or Confidential Information. The obligations of Distributor contained in this paragraph are independent, and the existence of any claim or cause of action of Distributor against NSAI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by NSAI of the obligations of Distributor under this paragraph. Distributor's obligations under this paragraph shall survive any termination or expiration of this Agreement.

         9. Non-Solicitation. Distributor agrees, during the term hereof and for a period of two (2) years after any expiration or termination hereof, not to directly or indirectly offer to employ or employ any employees of NSAI while they are in the employ of the NSAI, and not to offer to employ or employ any former employee of NSAI for a period of two (2) years after they have left the employ of NSAI. The obligations of Distributor contained in this paragraph are independent, and the existence of any claim or cause of action of Distributor against NSAI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by NSAI of the obligations of Distributor under this paragraph. Distributor's obligations under this paragraph shall survive any termination or expiration of this Agreement.

         10. Injunction and Damages. Distributor acknowledges that any breach or imminent breach by Distributor of SECTIONS 8 AND 9 of this Agreement may cause irreparable injury and harm to NSAI and that remedies at law for the breach or imminent breach may be inadequate. Accordingly, in the event of a breach hereof by Distributor, or in the event that NSAI, in good faith and upon reasonable cause, determines that a breach hereof appears imminent, NSAI shall be entitled to obtain specific performance, temporary and permanent injunctive relief and such other relief to which it may be entitled at law or in equity without the necessity of posting bond or of proving actual damage. NSAI shall be entitled to recover all reasonable costs and attorneys' fees incurred by it in the event it is successful in obtaining any such relief. In the event that NSAI is unsuccessful in obtaining any relief under this paragraph, then NSAI shall reimburse Distributor or its reasonable costs and attorneys' fees incurred in defense of such action.

         11. Regulatory and Governmental Approval. NSAI has been, prior to the date of this Agreement, responsible for procuring all necessary regulatory or other government approvals regarding the use or sales of the Products and the Plans of Distribution in the Territories. Distributor hereby agrees that it shall be responsible and liable for procuring all future necessary regulatory or other government approvals regarding the use or sales of the Products within the Territory. At the time when NSAI agrees to sell any New Products developed by Distributor through its own distribution system, the costs associated with the development of the new product shall be shared by the parties. Distributor hereby agrees to indemnify and hold NSAI harmless for any and all costs, including, but not limited to fines, penalties, and attorney's fees, or judgments that result from any action by any individual, entity, government or other regulatory body within the Territory taken after the date of this Agreement. NSAI hereby agrees to indemnify and hold Distributor harmless for





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any and all costs, including, but not limited to, fines, penalties, and attorneys fees, or judgments, that result from any action by any individual, entity, government or other regulatory body within the Territory with respect to matters relating to the Products and arising prior to the date of this Agreement. Distributor agrees to provide reasonable assistance to NSAI to investigate and/or resolve any of such actions which may be taken and for which NSAI continues to maintain responsibility pursuant to the terms of this SECTION
11. Distributor agrees to forward to NSAI copies of all regulatory approvals and to keep NSAI advised as to the status of pending approvals. Any regulatory approvals sought by Distributor shall bear the name of NSAI.

         12.  Intellectual Property Rights.

         12.1. Ownership. Distributor acknowledges NSAI's exclusive ownership of the trademarks affixed to and the patents embodied in the Products and will do nothing at any time, during or after the term of this Agreement, which could adversely affect their validity or enforceability, including any modification or obliteration of the trademark or patent markings on the Products as sold. This Agreement shall not give Distributor any right to use the NSA name and marks, or any other trademarks of NSAI, except as specifically authorized by NSAI. Promptly following termination of this Agreement for any reason, Distributor agrees to discontinue use of the NSAI name and marks, and any other NSAI names and trademarks and to remove, or dispose of, as Distributor shall direct, any signs or other indicia relating NSAI to the sale of the Products and any use of NSAI's name and trademarks. Following termination of this Agreement, Distributor shall not be permitted to use the NSA name or marks or any other NSAI name or trademark in connection with any product. Distributor shall not have any right to register in the Territory or elsewhere, any trademarks identical with or similar to NSAI's trademarks. All use of NSAI's trade name or trademarks by Distributor, in connection with the selling, installation and service of the Products or the operation of its business, under this Agreement shall be subject to NSAI's control and shall inure to the benefit of NSAI.

         12.2. Company Name. The trade name "NSA" is being used as part of Distributor's name only with the specific permission of NSAI, and immediately upon any termination of this Agreement, Distributor will cease use of the designation "NSA" in its name, and will proceed to change its name, both in trade and with all appropriate and necessary government officials, to one not including the designation "NSA," or the name "National Safety Associates" or any confusingly similar name or designation.

         12.3. Defense of Rights. If necessary, Distributor shall, at NSAI's request, assist NSAI in taking any action which may be necessary in order to safeguard and defend NSAI's right of ownership in its trademarks or patents.
In particular, Distributor shall observe the market for designations which may infringe NSAI's rights in and to its patents or trademarks and inform NSAI of its observations. Distributor shall (a) be vigilant in detecting any possible infringements of any of NSAI's patents or trademarks by third parties; (b) inform NSAI promptly of any such event; and (c) collaborate wholeheartedly with NSAI in proceeding against such infringers, to the extent requested by NSAI.

         12.4. Infringement. NSAI makes no warranty or representation as to whether the distribution and sale of Products by Distributor infringes the patents, trademarks or other proprietary rights of any third party. In the event that any infringements are alleged by third parties, NSAI agrees to investigate the situation fully in collaboration with Distributor, and the parties agree to cooperate in taking appropriate action to alleviate said infringement and to resolve any claims. Distributor agrees that it will not take any steps or institute any action to suppress an infringement or to expunge any trademark registration without prior written authorization from NSAI.

         12.5. Limited License; Inventions. This Agreement grants a limited license to Distributor to use, only as may be reasonably necessary to effectuate the purposes of this Agreement, the trademarks, patents, copyrights, Technical Information, Confidential Information or technology used by NSAI in connection with or embodied in the Products. Any and all improvements, modifications, inventions or discoveries by

Distributor or its employees, relating to the Products, made as a result of Distributor's access to the Technical Information and Confidential Information, or otherwise arising as a result of this Agreement shall be the sole and exclusive property of NSAI. In furtherance of the foregoing, Distributor hereby assigns, and agrees to assign, all such improvements, modifications, inventions and discoveries to NSAI, and further authorizes NSAI as its attorney-in-fact to execute all such documents as NSAI may determine are necessary or desirable to confirm the foregoing assignment and/or NSAI's ownership rights to such improvements, modifications, inventions or discoveries. lt is expressly understood and agreed between the parties that NSAI retains full ownership of all trademarks, patents, copyrights, Technical Information, Confidential Information and other technology described above in this SECTION 12.5. In the event of termination of this Agreement, for any reason, Distributor agrees that all rights of access to or to use the trademarks, patents, copyrights, Technical Information, Confidential Information and other technology granted hereunder shall revert to NSAI, and Distributor shall have no interest therein whatsoever.

         13. Indemnity. Distributor shall indemnify and defend NSAI against and hold NSAI harmless from any and all claims (including without limitation, product liability claims), suits, damages, judgments, or losses, including reasonable attorney's fees and other expenses incurred in investigation and defense, which arise out of the distribution, marketing and/or sale or other disposition by Distributor of Products, regardless of any fault by Distributor, or out of any unauthorized use of any trademark, patent, process, idea, method or device by Distributor, or otherwise as the result of any act or omission of Distributor or its dealers, subdistributors or purchasers, regardless of any fault by Distributor, and whether based upon breach of contract, negligence, tort, strict liability or otherwise. Provided, however, Distributor shall not indemnify and hold NSAI harmless from NSAI's liability resulting from its own actions or negligence.

         14. Damages. Neither party shall by reason of the termination or non-renewal of this Agreement, in whole or in part, be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, leases, property improvements or commitments in connection with the business or goodwill of the other party, or otherwise.

         15. Notice and Defense of Claims. Distributor shall immediately, upon notice of a claim of any kind involving any Product or method of plan of Distribution as described in SECTION 2.3, provide notice of the claim to NSAI. Such notice shall provide a detailed description of the facts and circumstances giving rise to such claim. The parties agree to cooperate in the defense of said claim and to, apportion the costs arising therefrom as agreed between the parties.

         16. Term. Subject to prior termination in accordance herewith, this Agreement shall have a term of seven (7) years, but shall be renewable for successive five (5) year periods, if so agreed upon in writing by authorized representatives of both parties at least one hundred eighty (180) days prior to the end of the initial or any renewal term. NSAI shall consent to each renewal provided that (i) Distributor is current in all payments required under this Agreement, (ii) is currently in compliance with all of the terms, conditions and provisions of this Agreement, and (iii) NSAI and Distributor agree to new Minimum Distributorship Fee/Purchase Requirements for each successive term of this Agreement.

         17.  Termination.

         17.1. Termination by NSAI. NSAI shall have the right to terminate this Agreement in the event of any of the following by giving Distributor ninety (90) days prior written notice during which period Distributor shall have the right to cure any event described herein:

                 (a) Distributor fails to meet the minimum purchase requirements set forth herein;

                 (b) Distributor ships any Products outside the Territory, or if Distributor ships or sells the Products to any entity or person whom Distributor knows or should know will or is likely to sell, distribute, or otherwise dispose of such Products outside the Territory;

                 (c) Distributor becomes insolvent or if bankruptcy or similar proceedings are instituted against Distributor, and such termination will take effect on the day after such event takes place, without it being necessary for NSAI to give notice to Distributor;

                 (d) In the event of any material breach by Distributor of its obligations hereunder;

                 (e) Upon any change of ownership, control, management or geographic location of Distributor to which NSAI has not consented in advance;

                 (f)  Upon the expiration of the term of this Agreement;

                 (g) Distributor fails to maintain an amount of working capital, including cash, unrestricted funds or other sources as NSAI may from time to time deem acceptable, equal to or greater than Five Hundred Thousand U.S. Dollars ($500,000.--U.S.) at any time during the term of this Agreement; or

                 (h) In the event of any breach by Distributor of any its obligations under a Promissory Note, Assignment and Assumption Agreement or Security Agreement executed by Distributor pursuant to
         SECTION 21 hereof.

         17.2. Termination by Distributor. Distributor shall have the right to terminate this Agreement in the event of any of the following by giving NSAI ninety (90) days prior written notice during which period NSAI shall have the right to cure any event described herein:

                 (a) NSAI is adjudicated to be insolvent or if bankruptcy or similar proceedings are instituted against NSAI;

                 (b) NSAI sells Products to any other person inside the Territory;

                 (c)  NSAI fails to ship Product orders; or

                 (d) In the event of any material breach by NSAI of its obligations hereunder.

         18. Effect of Termination. Upon any termination or expiration of this Agreement, or at anytime upon the request of NSAI, Distributor shall, at Distributor's expense, return to NSAI all documents and other copies of any Technical Information and Confidential Information in its possession or under its control. Upon the termination of this Agreement, Distributor shall have a period of ninety (90) days to dispose of its remaining inventory of Products within the Territory in accordance with the terms of this Agreement. After such ninety (90) day period, Distributor may only sell such remaining inventory to NSAI. In the event of a bankruptcy or similar proceeding involving Distributor, Distributor shall forfeit any and all rights to and in all Products in Distributor's possession. NSAI and/or NSA shall have the right to retrieve the Products upon payment of the shipping fees and expenses and the return of the amount paid for the Products, less any amounts owed to NSAI by Distributor. Upon termination of this Agreement pursuant to SECTION 17.2 or due to force majeure, the payment pursuant to the promissory note attached to this Agreement as EXHIBIT F shall be waived on a prorated basis.

         19. Relationship Between the Parties. This Agreement shall not create the relationship of principal and agent between the parties.
Distributor shall have no authority to make any commitment on behalf of NSAI, and NSAI shall have no authority to make any commitment on behalf of Distributor. Distributor warrants that it shall not act as or represent itself to be an agent for NSAI, nor create or attempt to create any obligation or liability on behalf of NSAI. NSAI warrants that it shall not act as or represent itself to be an agent for Distributor, nor create or attempt to create any obligation on behalf of Distributor.

         20. Appointment of Agents. Distributor may appoint authorized subdistributors, dealers or agents to Distribute within the Territory in such numbers and at such locations as may be approved by NSAI, which approval shall not be unreasonably withheld. Distributor shall be responsible for the performance of its subdistributors, dealers or agents and nothing in this Agreement shall create the relationship of principal and agent or distributor between NSAI and any such distributor, dealer or agent. In the event Distributor appoints subdistributors, dealers or agents, Distributor shall enter into agreements with such subdistributors, dealers and agents to Distribute within the Territory (collectively the "Subdistributor Agreements"). The Subdistributor Agreements shall be substantially in the form attached hereto as EXHIBIT G, and shall not be amended or modified without the prior written consent of NSAI, such consent not to be unreasonably withheld. NSAI and Distributor acknowledge that, as provided in the Subdistributor Agreements, in the event this Agreement terminates for any reason, NSAI shall have the option, but not the obligation, to assume the rights and obligations of Distributor under the Subdistributor Agreements.

         21. Sale of Assets. In connection with the execution of this Agreement, Distributor shall enter into a transaction both with NSA International GmbH and NSA AG, the wholly-owned subsidiaries of NSAI (collectively the "Subsidiaries"), for the sale of certain of the assets of the Subsidiaries to Distributor and the assignment by the Subsidiaries and the assumption by Distributor of certain of the liabilities of the Subsidiaries. The enforcement of this Agreement is subject to the execution of the documents necessary and sufficient for the sale of certain assets and, for the assignment/assumption of certain liabilities of the Subsidiaries.

         22. Compliance with Foreign Laws. Distributor will comply with all applicable laws and regulations during the course of performance of this Agreement and related activities. Should registration of this Agreement with governmental authorities be required under the laws of any country in the Territory, Distributor shall comply with such registration requirements and provide proof of such compliance to NSAI.

         23. Compliance with Foreign Corrupt Practices Act. Distributor represents and agrees that it has not offered, given, promised to give or authorized giving, and will not offer, give, promise to give or authorize giving, directly or indirectly, any money or anything else of value to any governmental official, political party, political official or candidate for political office in connection with its activities hereunder.

         24. Re-export: Applicability of Territory Laws. Distributor agrees that any Products purchased for shipment to one country within the Territory shall not be shipped or exported to another country within the Territory (or outside the Territory) by Distributor, or by Distributor's purchasers, without the prior written approval of NSAI. Notwithstanding the definition of Territory set forth herein, nothing herein shall obligate NSAI to ship Products to any country within the Territory which is the subject of any export restriction directive of the U.S. government. Notwithstanding the foregoing, NSAI acknowledges and agrees, however, that Distributor may use a central inventory center from which it will ship to other countries within the Territory, provided that any such country to which shipments are directed has previously been approved by NSAI in accordance with this paragraph. Prior to the first shipment of Products to any particular country within the Territory, whether by NSAI or Distributor (in which case Distributor shall notify NSAI in writing prior to any shipment), NSAI may request that a country specific addendum be made to this Agreement to address the application or effect of any country specific laws, regulations or decrees. Distributor agrees to execute any such addenda as may, in NSAI's sole discretion, be required. The parties agree that any such addenda shall attempt to preserve, as closely as possible, the intent of the parties as expressed in the main body of this Agreement, while addressing or making adjustment for the application or effect of any country specific laws, regulations or decrees. Distributor also agrees to cease shipments to any particular country upon notice from NSAI, if in NSAI's opinion, such shipments would violate any U.S. government or other country's law, regulation, order or decree.

         25. Counterparts: English Version. This Agreement shall be executed in duplicate but shall not be binding upon NSAI until a copy, signed by Distributor, is executed by NSAI. This Agreement is entered into in the English language. Should a translation of this Agreement into any other language be required or desired for any reason, it is understood that in all matters involving the interpretation of this Agreement, the English text shall govern.

         26. Force Majeure. No liability shall result from the delay in performance or non-performance (other than the obligation to pay for Products shipped) caused by force majeure or circumstances beyond the reasonable control of the party affected, including, but not limited to, Acts of God, fire, flood, war, embargo, any United States or foreign government regulation, direction or request, accident, labor trouble, or shortage of, or inability to obtain material, equipment or transport.

         27. Notice. Any notice required or permitted herein may be hand delivered, faxed, telexed, cabled or mailed, properly addressed to the party to be notified at the address set forth above or at the last known address given by such party to the other party, and shall be deemed delivered when so transmitted.

         28. Governing Law: Jurisdiction and Venue. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Tennessee without regard to principles of conflicts of laws. The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Shelby County, Tennessee and that, therefore, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Tennessee in Shelby County or the federal district court serving Shelby County, Tennessee; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, at the address provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules of said state.

         29. Severability. In case any one or more of the provisions contained in this Agreement shall be adjudged invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall be limited to such provisions and the remainder of this Agreement shall be valid and binding upon NSAI and Distributor.

         30. Headings. The headings contained in this Agreement are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.

         31. Exhibits. The Exhibits referred to herein are expressly incorporated into this Agreement by this reference.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                          HOLZMANN HOLDING AG


                                          By:
                                             -----------------------------------
                                          Its:
                                              ----------------------------------

                                          NSA INTERNATIONAL, INC.


                                          By:
                                             -----------------------------------
                                          Its:
                                              ----------------------------------

                                   JOINDER

         NSA International Gmbh and NSA AG (collectively the "Subsidiaries"), hereby join as parties to this Agreement and execute this joinder clause solely for the purpose of effecting the sale of assets and transfer of liabilities contemplated in SECTION 21 of this Agreement, and for no other purpose.

NSA INTERNATIONAL GMBH,                   NSA AG, a Swiss corporation
a German Corporation


By:                                       By:
   ------------------------------            -----------------------------------
Title:                                    Title:
       --------------------------               --------------------------------